Exhibit 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Reports Growth in Earnings and Backlog

CHARLOTTE, Mich., August 2, 2012 – Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today announced operating results for the second quarter of 2012.  Revenues totaled $114.4 million, up 15% from the second quarter of 2011.  Spartan reported net income for the second quarter of 2012 of $2.4 million, or $0.07 per diluted share compared to a net loss of $2.2 million, or $0.07 per diluted share in the second quarter of 2011.  Excluding restructuring charges of $0.7 million, Spartan posted adjusted operating earnings of $0.08 per diluted share in the second quarter of 2012, versus an adjusted net loss of $0.01 per diluted share in the second quarter of 2011.

Second Quarter 2012 Summary:

•	Net sales of $114.4 million (up 15% from Q2 2011 sales of $99.4 million)

•	GAAP results (including restructuring charges):

•	Gross margin of 16.4% of sales, up from 12.7% in Q2 2011
•	Operating income of $3.9 million and operating margin of 3.4%, compared to an operating loss of $3.6 million and operating margin of (3.7%) in Q2 2011
•	Net income of $0.07 per diluted share, or $2.4 million

•	Adjusted operating results (non-GAAP) excluding restructuring charges:

•	Adjusted gross margin of 16.9% of sales, up from 14.5% in Q2 2011
•	Adjusted operating income of $4.6 million versus a loss of $0.9 million in Q2 2011
•	Adjusted operating margin of 4.0% versus (0.9)% in Q2 2011
•	Adjusted net income of $0.08 per diluted share, or $2.8 million

•	Restructuring charges totaled $0.7 million, or $0.01 per diluted share in Q2 2012 versus $2.8 million, or $0.06 per diluted share in Q2 2011.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) was $6.8 million in Q2 2012 versus $1.9 million in Q2 2011

•	Ending consolidated backlog of $173.3 million at June 30, 2012 versus $135.7 million at March 31, 2012; Q2 2012 new orders totaled $150.5 million

•	Delivery & Service backlog increased to $75.1 million at June 30, 2012 from $40.0 million at March 31, 2012; Q2 2012 new orders totaled $82.1 million

•	Specialty Vehicles backlog rose to $98.2 million at June 30, 2012 from $95.6 million at March 31, 2012; Q2 2012 new orders totaled $68.5 million

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•	Revenue diversification continued in Q2 2012: sales to business and consumers were 60% of total revenue versus 58% in Q2 2011

•	Cash balance of $33.3 million at June 30, 2012 compared to $39.4 million at March 31, 2012

John Sztykiel, Chief Executive Officer of Spartan Motors, Inc., commented on Spartan’s performance, “Our strategy of blended growth combined with improved operating performance is the right plan for Spartan.  Our quarterly results showed the progress we have made on both fronts.  We expect to make further progress in operational improvements as we relocate Utilimaster’s operations to Bristol and the Reach to Charlotte, among other operational initiatives.”

Second Quarter 2012 Benefits from Higher Volume, Greater Efficiency

•
Revenue for the second quarter of 2012 totaled $114.4 million, up 15.1% from $99.4 million in the second quarter of 2011.  Revenue growth was generated by the Delivery & Service Vehicles group, which posted $9.0 million in higher revenue year-over-year, followed by $4.4 million in additional revenue from our Spartan Chassis group.  Emergency Response and Recreational & Specialty Chassis both generated higher sales during the second quarter of 2012, compared to Q2 2011, more than offsetting a decline in Defense sales.

•
The Delivery & Service Vehicles (“DSV”) unit posted second quarter 2012 revenue of $47.8 million, up 23.2% from $38.8 million in the second quarter of 2011.  Sales of walk-in vans, truck bodies and aftermarket products including keyless entry, all rose from the prior-year second quarter.  Vehicles sales in Q2 2012 rose to $25.0 million from $22.9 million in Q2 2011 while aftermarket parts and field service solutions revenue totaled $22.7 million in Q2 2012 compared to $15.8 million in Q2 2011.

•
Spartan’s Emergency Response (“ERC”) and Recreational & Specialty (“RSC”) chassis businesses posted higher sales during the second quarter of 2012 compared to the prior-year period.  Sales at the ERC unit totaled $28.0 million in the most recent quarter, up from $22.2 million in the second quarter of 2011.  Revenue for RSC increased to $16.2 million in the second quarter of 2012 versus $15.2 million in the prior-year second quarter.

•
Sales at Spartan’s Emergency Response Vehicles (“ERV”) group rose to $15.6 million in the second quarter of 2012, from $13.9 million in the second quarter of 2011.  ERV sales grew from the prior year despite a short-term lack of commercial chassis availability during the quarter.  One of the two suppliers affected returned to more normal chassis production toward the end of the second quarter of 2012, thereby alleviating most of the chassis shortage.  The shortage of commercial chassis negatively impacted second quarter 2012 revenue by approximately $1.2 million.

•
Spartan’s gross margin excluding restructuring items was 16.9% in the second quarter of 2012 versus 14.5% in the second quarter of 2011.  Positively impacting gross profit and gross margin were higher chassis production volumes, favorable mix at Utilimaster due to higher aftermarket parts sales, plus improved operating efficiency throughout the Company.  Including restructuring items of $0.6 million in the second quarter of 2012 and $1.7 million in the second quarter of 2011, gross margin was 16.4% and 12.7% for the second quarter of 2012 and 2011, respectively.  Restructuring charges in the second quarter of 2012 were mainly related to the relocation of DSV’s Utilimaster operations to Bristol, Ind.

•
Operating expenses in the second quarter of 2012 totaled $14.8 million, or 12.9% of sales, excluding restructuring charges, compared to $15.3 million, or 15.4% of sales, in the second quarter of 2011.  Restructuring charges in the second quarter of 2012 were $0.1 million, or 0.1% of sales, versus $1.1 million, or 1.1% of sales in the second quarter of 2011. Restructuring charges for the most recent quarter were due primarily to the transfer of Reach walk-in van production to Spartan’s Charlotte, Mich. facility.  Including restructuring charges, operating expense in the second quarter of 2012 was $14.9 million or 13.0% of sales, compared to $16.3 million or 16.4% of sales in the prior-year second quarter.

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Balance Sheet Remains Healthy, Investment at Bristol Accelerates

•
Accounts receivable increased $7.5 million from March 31, 2012 to $50.6 million at June 30, 2012.  The increase was due to significant sales growth in Spartan’s chassis businesses and in ERV during the second quarter of 2012.  Contributing to the increase in accounts receivable was the timing of several shipments of chassis and completed fire trucks, which shipped during the last two weeks of June 2012.  At the end of the second quarter of 2012, receivables outstanding stood at 34 days sales, up from 32 days at the end of the first quarter of 2012, but down from 37 days at the end of the second quarter of 2011.

•
At the end of the second quarter of 2012, the Company’s cash balance stood at $33.3 million, down from $39.4 million at the end of the first quarter of 2012, but above the $30.6 million balance at June 30, 2011.  Cash balances were reduced by the increase in accounts receivable, a $1.7 million dividend payment as well as capital spending that ramped up during the second quarter.

•
During the second quarter of 2012, Spartan began the more intensive investment phase of its relocation of Utilimaster to Bristol, Ind. and the transfer of Reach production to Charlotte, Mich.  Investment in plant and equipment during the quarter totaled $4.2 million, of which $3.2 million was at Utilimaster.

Full Year 2012 on Track to Meet Expectations

Joe Nowicki, Spartan’s Chief Financial Officer, stated regarding the Company’s outlook, “Our expectations for the year remain largely unchanged.  We expect 2012 revenue to increase from 2011 in the mid- to upper-single digits, a slight increase from our last update.  We are adjusting our projected gross margin for the year down slightly to the 14.5 – 15% range with operating expenses of 12 – 12.5%.  For the year, we expect revenue growth in our Emergency Response businesses as well as at Utilimaster, but remind investors that Utilimaster’s margins will be negatively impacted by the completion of our keyless entry program in July and less efficient vehicle production until the relocation to Bristol is complete.  We continue to move forward with our initiatives and expect to generate continued profitability in future quarters.”

John Sztykiel concluded his remarks, commenting, “Our second quarter performance showed substantial gains from the second quarter of 2011, with more upside remaining as we raise operating efficiency.  We see more opportunities for growth by developing innovative new products, such as the TelStar aerial fire apparatus and the Advanced Protection System (“APS”) that we displayed in April at FDIC.  We are also starting to see more potential opportunities for acquisitions, another part of our blended growth strategy.  At the same time, we realize that the global economic environment continues to exert pressure on some of our market segments, especially our higher-end chassis businesses.  While we are pleased with our results and confident in our ability to execute our strategy, we recognize these risks and remain cautiously optimistic about the second half of 2012.”

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Reconciliation of Non-GAAP Financial Measures

This release contains adjusted gross profit, adjusted gross margin, adjusted operating expenses, adjusted operating income, adjusted net earnings (loss) and adjusted earnings (loss) per share measures, as well as earnings before interest, taxes, depreciation and amortization (EBITDA), which are all Non-GAAP financial measures. These are calculated by excluding items that we believe to be infrequent or not indicative of our operating performance.  For the periods covered by this release such items consist of expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations and adjust our cost structure to the current business climate.  We present these adjusted Non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.  We define EBITDA as operating income (loss) excluding restructuring charges, less depreciation and amortization.  We believe EBIDTA is a useful tool that allows comparison of financial performance by eliminating the impact of differences in capital structure, restructuring charges and capital spending, among others, between different time periods or industries.

The adjusted Non-GAAP measures are not measurements of our financial performance under GAAP and should not be considered as an alternative to gross profit, gross margin, operating expense, operating income, net earnings (loss) or earnings (loss) per share under GAAP. These adjusted Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating the adjusted Non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation, despite our assessment that such expenses are infrequent or not indicative of our operating performance.  Our presentation of the adjusted Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted Non-GAAP measures only as a supplement.

The following table reconciles gross profit to adjusted gross profit, gross margin to adjusted gross margin, operating income to adjusted operating income, operating expense to adjusted operating expense, net earnings (loss) to adjusted net earnings (loss), earnings (loss) per share to adjusted earnings (loss) per share and operating income (loss) to EBITDA for the periods indicated.

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Financial Summary (Non-GAAP)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2012	% of sales	2011	% of sales	2012	% of sales	2011	% of sales
Gross profit/Gross margin	$18,745	16.4	$12,666	12.7	$32,489	13.9	$25,629	13.2
Add back: restructuring charges	602	0.5	1,731	1.7	4,217	1.8	1,731	0.9
Adjusted gross profit/Adjusted gross margin	$19,347	16.9	$14,397	14.5	$36,706	15.7	$27,360	14.1

Operating expenses	$14,859	13.0	$16,314	16.4	$32,024	13.7	$30,606	15.7

Less: restructuring charges	83	0.1	1,050	1.1	1,876	0.8	1,050	0.5

Adjusted operating expenses	$14,776	12.9	$15,264	15.4	$30,148	12.9	$29,556	15.2

Operating income (loss)/Operating margin	$3,886	3.4	$(3,648)	(3.7)	$465	0.2	$(4,977)	(2.6)
Add back: restructuring charges	685	0.6	2,781	2.8	6,093	2.6	2,781	1.4
Adjusted operating income (loss)/Adjusted operating margin	$4,571	4.0	$(867)	(0.9)	$6,558	2.8	$(2,196)	(1.1)

Net income (loss)	$2,351	2.1	$(2,220)	(2.2)	$336	0.1	$(3,118)	(1.6)
Add back: restructuring charges, net of tax	418	0.4	1,796	1.8	3,729	1.6	1,738	0.9

Adjusted net income (loss)	$2,769	2.4	$(424)	(0.4)	$4,065	1.7	$(1,380)	(0.7)

Net earnings (loss) per share - basic and diluted	$0.07		$(0.07)		$0.01		$(0.10)
Add back: restructuring charges, net of tax	0.01		0.06		0.11		0.06
Adjusted net earnings (loss) per share - diluted	$0.08		$(0.01)		$0.12		$(0.04)

Operating Income (loss)	$3,886		$(3,643)
Add back: restructuring charges	685		2,781
Add back: depreciation and amortization	2,249		2,801
Earnings before interest, taxes, depreciation and amortization	6,820		1,939

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Conference Call, Webcast and Roadcast®
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

For more information about Spartan, please view the Company’s Roadcast “digital road show” designed for investors. To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,600 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $426 million in 2011 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.   Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Joseph Nowicki, CFO Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Director IR & Treasury Spartan Motors, Inc. (517) 543-6400

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Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	June 30,
	2012	December 31,
	(Unaudited)	2011
ASSETS
Current assets:
Cash and cash equivalents	$33,290	$31,677
Accounts receivable, less allowance of $777 and $749	50,630	40,042
Inventories	57,529	66,991
Deferred income tax assets	6,425	6,425
Income taxes receivable	3,376	1,479
Assets held for sale	3,432	-
Other current assets	2,681	2,455
Total current assets	157,363	149,069

Property, plant and equipment, net	58,437	65,399
Goodwill	20,815	20,815
Intangible assets, net	11,497	11,943
Other assets	1,514	1,383
TOTAL ASSETS	$249,626	$248,609

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$22,507	$21,649
Accrued warranty	6,076	5,802
Accrued customer rebates	1,719	1,546
Accrued compensation and related taxes	6,723	5,670
Deposits from customers	5,838	7,902
Other current liabilities and accrued expenses	8,726	7,772
Current portion of long-term debt	55	55
Total current liabilities	51,644	50,396

Other non-current liabilities	3,256	2,932
Long-term debt, less current portion	5,060	5,084
Deferred income tax liabilities	7,359	7,359

Shareholders' equity:
Preferred stock, no par value: 2,000
shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares
authorized; 33,873 and 33,596 outstanding	339	336
Additional paid in capital	71,967	71,145
Retained earnings	110,001	111,357
Total shareholders' equity	182,307	182,838
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$249,626	$248,609

Spartan Motors, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2012	% of sales	2011	% of sales
Sales	$114,419		$99,364
Cost of products sold	95,072	83.1	84,967	85.5
Restructuring charges	602	0.5	1,731	1.7
Gross profit	18,745	16.4	12,666	12.7

Operating expenses:
Research and development	3,217	2.8	3,643	3.7
Selling, general and administrative	11,559	10.1	11,621	11.7
Restructuring charges	83	0.1	1,050	1.1
Total operating expenses	14,859	13.0	16,314	16.4

Operating income (loss)	3,886	3.4	(3,648)	(3.7)

Other income (expense):
Interest expense	(81)	(0.1)	(78)	(0.1)
Interest and other income (expense)	49	0.0	77	0.1
Total other income (expense)	(32)	(0.0)	(1)	-

Income (loss) before taxes	3,854	3.4	(3,649)	(3.7)

Taxes	1,503	1.3	(1,429)	(1.4)

Net earnings (loss)	$2,351	2.1	$(2,220)	(2.2)

Basic net earnings (loss) per share	$0.07		$(0.07)

Diluted net earnings (loss) per share	$0.07		$(0.07)

Basic weighted average common shares outstanding	33,883		32,835

Diluted weighted average common shares outstanding	33,892		32,835

Spartan Motors, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Six Months Ended June 30,
	2012	% of Sales	2011	% of Sales

Sales	$233,231		$194,497
Cost of products sold	196,525	84.3	167,137	85.9
Restructuring charges	4,217	1.8	1,731	0.9
Gross profit	32,489	13.9	25,629	13.2

Operating expenses:
Research and development	6,993	3.0	7,191	3.7
Selling, general and administrative	23,155	9.9	22,365	11.5
Restructuring charges	1,876	0.8	1,050	0.5
Total operating expenses	32,024	13.7	30,606	15.7

Operating income (loss)	465	0.2	(4,977)	(2.6)

Other income (expense):
Interest expense	(172)	(0.1)	(173)	(0.1)
Interest and other income	256	0.1	161	0.1
Total other income (expense)	84	0.0	(12)	(0.0)

Earnings (loss) before taxes	549	0.2	(4,989)	(2.6)

Taxes	213	0.1	(1,871)	(1.0)

Net earnings (loss)	$336	0.1	$(3,118)	(1.6)

Basic net earnings (loss) per share	$0.01		$(0.10)

Diluted net earnings (loss) per share	$0.01		$(0.10)

Basic weighted average common shares outstanding	33,768		32,751

Diluted weighted average common shares outstanding	33,796		32,751

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Three and Six Months Ended June 30, 2012
(Unaudited)

Three Months Ended June 30, 2012 (amounts in thousands of dollars)

	Business Segments
	Specialty Vehicles	Delivery & Service Vehicles	Other	Consolidated

Emergency Response Chassis Sales	$28,029			$28,029
Emergency Response Body Sales	15,584			15,584
Motorhome Chassis Sales	16,224			16,224
Utilimaster Product Sales		25,030		25,030
Other Product Sales
Vehicles	150			150
Aftermarket Parts and Assemblies	6,681	22,721		29,402

Total Sales	$66,668	$47,751	$-	$114,419

Interest Expense (Income)	$-	$13	$68	$81
Depreciation and Amortization Expense	1,071	607	571	2,249
Net Earnings (Loss)	(290)	3,798	(1,157)	2,351

Six Months Ended June 30, 2012 (amounts in thousands of dollars)

	Business Segments
	Specialty Vehicles	Delivery & Service Vehicles	Other	Consolidated

Emergency Response Chassis Sales	$52,593			$52,593
Emergency Response Body Sales	24,906			24,906
Motorhome Chassis Sales	34,786			34,786
Utilimaster Product Sales		62,144		62,144
Other Product Sales
Vehicles	1,315			1,315
Aftermarket Parts and Assemblies	13,032	44,455		57,487

Total Net Sales	$126,632	$106,599	$-	$233,231

Interest Expense	$-	$37	$135	$172
Depreciation and Amortization Expense	2,144	1,337	1,160	4,641
Net Earnings (Loss)	(1,825)	4,593	(2,432)	336

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Period End Backlog (amounts in thousands of dollars)

	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012

Emergency Response Chassis*	$50,017	$48,151	$45,567	$47,926	$48,698
Emergency Response Bodies*	30,326	26,007	28,432	34,235	34,604
Motorhome Chassis *	8,268	11,640	10,018	10,712	10,885
Other Product *
Vehicles	3,816	1,668	2,287	150	0
Aftermarket Parts and Assemblies	2,159	1,203	2,955	2,610	3,989
Total Specialty Vehicles	94,586	88,669	89,259	95,633	98,176
Delivery & Service Vehicles *	84,784	53,888	47,694	40,032	75,116
Total Backlog (Continuing Operations)	$179,370	$142,557	$136,953	$135,665	173,292

* Anticipated time to fill backlog orders at June 30, 2012; 6 months or less for emergency response chassis; 7 months or less for emergency response bodies; 2 months or less for motorhome chassis; 6 months or less for delivery and service vehicles; and 1 month or less for other products.